EXHIBIT 99.1

For Immediate Release
March 1, 2011

 PENINSULA GAMING REPORTS RESULTS FOR THE FOURTH QUARTER AND FULL YEAR
ENDED DECEMBER 31, 2010

Dubuque, IA – March 1, 2011 – Peninsula Gaming, LLC (the "Company") today announced financial results for the fourth quarter and full year ended December 31, 2010.  The Company is the parent of (i) Diamond Jo, LLC ("DJL"), which owns and operates the Diamond Jo Casino in Dubuque, Iowa, (ii) Diamond Jo Worth, LLC ("DJW"), which owns and operates the Diamond Jo Casino in Worth County, Iowa, (iii) The Old Evangeline Downs, L.L.C. ("EVD"), which owns and operates the Evangeline Downs Racetrack and Casino in Opelousas, Louisiana and five off-track betting parlors in Louisiana, (iv) Belle of Orleans, L.L.C. (“ABC”), which owns and operates the Amelia Belle Casino in Amelia, Louisiana, and (v) Kansas Star Casino (“KSC”), which was formed on December 23, 2010 to own and operate the Kansas Star Casino, Hotel and Event Center (“Kansas Star”) which is currently under development.

($ in thousands)
	Three months ended December 31,			Full year ended December 31,
	2010	2009	% change	2010	2009	% change
Total net revenues	$72,941	$69,611	4.8%	$315,358	$286,280	10.2%

Consolidated Adjusted EBITDA (1)	$20,510	$20,517	0.0%	$96,274	$87,975	9.4%

Income from operations	$11,847	$12,187	-2.8%	$60,860	$57,431	6.0%

Net income (loss)	$(2,519)	$(2,094)	NM	$3,482	$(13,441)	NM

($ in thousands)	Net Revenues			Net Revenues
	Three months ended December 31,			Full year ended December 31,
	2010	2009	% change	2010	2009	% change
Diamond Jo Dubuque	$15,690	$15,923	-1.5%	$67,835	$71,876	-5.6%

Diamond Jo Worth	$20,410	$19,886	2.6%	$86,568	$83,897	3.2%

Evangeline Downs	$25,584	$26,103	-2.0%	$112,993	$122,808	-8.0%

Amelia Belle	$11,257	$7,699	46.2%	$47,962	$7,699	523.0%

Total	$72,941	$69,611	4.8%	$315,358	$286,280	10.2%

($ in thousands)	Adjusted EBITDA(1) by Property				Adjusted EBITDA(1) by Property
	Three months ended December 31,				Full year ended December 31,
	2010	2009	% change		2010	2009	% change
Diamond Jo Dubuque	$4,723	$4,960	-4.8%		$22,690	$23,759	-4.5%
Margin	30.1%	31.1%	-100	bp	33.4%	33.1%	+30	bp

Diamond Jo Worth	$7,725	$7,717	0.1%		$35,542	$33,567	5.9%
Margin	37.8%	38.8%	-100	bp	41.1%	40.0%	+110	bp

Evangeline Downs	$6,484	$7,061	-8.2%		$29,820	$34,355	-13.2%
Margin	25.3%	27.1%	-180	bp	26.4%	28.0%	-160	bp

Amelia Belle	$3,467	$1,932	79.5%		$15,146	$1,932	684.0%
Margin	30.8%	25.1%	+570	bp	31.6%	25.1%	+650	bp

Total Consolidated Property Adjusted EBITDA (1)	$22,399	$21,670	3.4%		$103,198	$93,613	10.2%
Margin	30.7%	31.1%	-40	bp	32.7%	32.7%	0	bp

(1)
See “Non-GAAP Financial Measures” for a definition of Adjusted EBITDA, Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA and more information relating to such non-GAAP financial measures.

“2010 continued to be a challenging year as the macroeconomic environment reflected a cautious consumer in terms of discretionary spending,” said Brent Stevens, Chief Executive Officer of the Company.  “Still, we continued to focus on providing our customers with a great experience at each of our properties emphasizing service and quality at every opportunity.  We continue to be conservative in operating our business as we maintained strong margins at our properties. In 2010, we successfully reintroduced the renovated Amelia Belle to the market and, while we are by no means satisfied with its results in 2010, we are encouraged by the progress that is being made at that property. In terms of our overall strategic direction, we continue to look for ways to invest capital where it makes sense and where we can earn an adequate return. In January 2011 we received final approval for the Kansas Star Casino, Hotel and Event Center in Mulvane, Kansas, and have commenced construction on the first phase of this property which we expect to open in early 2012. We are very excited about the prospects of the Kansas Star for our company.”

Fourth Quarter 2010 Results

Net revenues for the fourth quarter of 2010 were $72.9 million, Consolidated Property Adjusted EBITDA was $22.4 million and Consolidated Adjusted EBITDA was $20.5 million.  For the fourth quarter of 2009, consolidated revenues were $69.6 million, Consolidated Property Adjusted EBITDA was $21.7 million and Consolidated Adjusted EBITDA was $20.5 million.

For the fourth quarter 2010, on a generally accepted accounting principles ("GAAP") basis, the Company reported a net loss of $2.5 million.  Net loss for the fourth quarter 2009 on a GAAP basis was $2.1 million.

Full Year 2010 Results

For the full year ended December 31, 2010, consolidated net revenues were $315.4 million, Consolidated Property Adjusted EBITDA was $103.2 million and Consolidated Adjusted EBITDA was $96.3 million. For the full year ended December 31, 2009, consolidated net revenues were $286.3 million, Consolidated Property Adjusted EBITDA was $93.6 million and Consolidated Adjusted EBITDA was $88.0 million.

On a GAAP basis, for the full year ended December 31, 2010, the Company reported net income of $3.5 million.  Net loss for the full year ended December 31, 2009 on a GAAP basis was $13.4 million.  The Company took a $22.5 million charge during 2009 due to the early retirement of debt.

Subsequent Events

In January 2011, Peninsula Gaming Partners, parent of the Company, received final approval from the Kansas Racing & Gaming Commission to manage a casino in the Kansas South Central Gaming Zone and assigned the management contract to KSC.  The Kansas Star will be located by Exit 33 off Interstate 35 near the town of Mulvane.  The Company will build an interim casino to be opened a little less than a year after breaking ground, with a full grand opening expected to take place in January 2013 upon completion of phase one of the project.

The Company plans to finance the first phase of the project with (i) net proceeds from an $80.0 million tack on offering to its 8 3/8% Senior Secured Notes due 2015 consummated on February 9, 2011, (ii) net proceeds from a $50.0 million tack on offering to its 10 3/4% Senior Unsecured Notes due 2017 consummated on February 1, 2011, (iii) anticipated slot vendor and equipment financing of $42 million, and (iv) cash flow from operations.

Property Highlights

Diamond Jo Dubuque

Net revenues at DJL for the fourth quarter of 2010 declined to $15.7 million from $15.9 million in the fourth quarter of 2009.  Net revenues for the fourth quarter of 2010 include casino revenues of $15.5 million and food and beverage and other revenues of $2.5 million, less promotional allowances of $2.3 million.  Adjusted EBITDA at DJL for the fourth quarter of 2010 was $4.7 million, a decline of $0.3 million from $5.0 million in the prior-year quarter, while Adjusted EBITDA margin for the fourth quarter was 30.1%, down 100 basis points from the prior-year quarter.

For the full year ended December 31, 2010, DJL's net revenues declined $4.1 million to $67.8 million, compared to $71.9 million for the prior year.  Adjusted EBITDA at DJL declined $1.1 million to $22.7 million for the full year ended December 31, 2010, compared to $23.8 million in the prior year.

Diamond Jo Worth

Net revenues at DJW during the fourth quarter of 2010 were $20.4 million, an increase of $0.5 million from $19.9 million in the fourth quarter of 2009.  Net revenues include casino revenues of $19.2 million, food and beverage revenues of $1.2 million, and other revenues (primarily related to gasoline and merchandise sales at the convenience store located adjacent to the casino) of $2.0 million, less promotional allowances of $2.0 million.  Adjusted EBITDA at DJW was $7.7 million in the fourth quarter of 2010, comparable to the prior-year period.

For the full year ended December 31, 2010, DJW's net revenues increased $2.7 million to $86.6 million, compared to $83.9 million for the prior year.  Adjusted EBITDA at DJW increased $1.9 million to $35.5 million for the full year ended December 31, 2010, compared to $33.6 million in the prior year.

An independent third party developer and operator began construction in May 2010 on a new 60-room hotel in close proximity to the DJW casino.  The hotel is expected to open to the public in March 2011.

Evangeline Downs Racetrack and Casino

For the fourth quarter of 2010, EVD's net revenues were $25.6 million, a decrease of $0.5 million from $26.1 million in the fourth quarter of 2009.  Net revenues for the quarter include casino revenues of $21.8 million, racing and off-track betting revenues of $2.5 million, video poker revenues of $1.3 million, and food and beverage and other revenues of $2.7 million, less promotional allowances of $2.7 million. Adjusted EBITDA at EVD during the fourth quarter of 2010 was $6.5 million, a decline of $0.6 million from $7.1 million in the fourth quarter of 2009.

For the full year ended December 31, 2010, EVD's net revenues were $113.0 million, a decrease of $9.8 million from $122.8 million for the prior year.  Adjusted EBITDA at EVD decreased $4.6 million to $29.8 million for the full year ended December 31, 2010, compared to $34.4 million in the prior year.

In November 2010, a third party developer and operator opened a 117-room hotel adjacent to EVD’s racino. The hotel includes 41 suites, two meeting rooms and an indoor pool.

Amelia Belle Casino

For the fourth quarter of 2010, net revenues at ABC were $11.3 million, compared to $7.7 million for the period October 22, 2009 (the date ABC was acquired) to December 31, 2009.  Net revenues for the quarter include casino revenues of $12.1 million and food and beverage and other revenues of $1.0 million, less promotional allowances of $1.8 million.  Adjusted EBITDA at ABC during the fourth quarter of 2010 was $3.5 million, compared to $1.9 million from October 22, 2009 to December 31, 2009, while EBITDA margin declined 80 basis points sequentially from the third quarter.

For the full year ended December 31, 2010, ABC's net revenues were $48.0 million, compared to $7.7 million for the period October 22, 2009 to December 31, 2009.  Adjusted EBITDA at ABC for the full year ended December 31, 2010 was $15.1 million, compared to $1.9 million from October 22, 2009 to December 31, 2009.  Net revenues and Adjusted EBITDA for the full year ended December 31, 2009, including operations of the predecessor owner of ABC, were $49.2 million and $15.2 million, respectively.

General Corporate

General corporate Adjusted EBITDA was $(1.9) million for the fourth quarter of 2010 compared to ($1.2) million for the same period in 2009.  For the full year ended December 31, 2010, general corporate Adjusted EBITDA was $(6.9) million compared to $(5.6) million during the prior year.

Liquidity and Capital Resources

The Company ended the fourth quarter of 2010 with $19.7 million in cash and cash equivalents on hand, and $4.2 million in restricted cash. Total debt outstanding was $542.3 million. After taking into account outstanding advances and letters of credit, the Company had $53.3 million available under its $58.5 million revolving credit facility at December 31, 2010.  In February 2011 the PGL Credit Facility was amended to, among other things; (i) reduce the maximum revolver amount under the facility from $58.5 million to $50.0 million, (ii) extend the maturity date of the facility from January 15, 2014 to January 15, 2015 and (iii) permit certain capital expenditures in connection with the development of the Kansas Star.

About Peninsula Gaming

Peninsula Gaming, through its subsidiaries, engages in the ownership and operation of casino and off-track betting parlors. It owns and operates the Diamond Jo casino in Dubuque, Iowa; the Evangeline Downs Racetrack and Casino in St. Landry Parish, Louisiana; five off-track betting parlors in Port Allen, New Iberia, Henderson, Eunice and St. Martinville, Louisiana; the Diamond Jo casino in Worth County, Iowa; and the Amelia Belle Casino in Amelia, Louisiana. The Company was founded in 1999 and is based in Dubuque, Iowa.  The Company is a subsidiary of Peninsula Gaming Partners, LLC.

Non-GAAP Financial Measures

We define EBITDA as earnings before interest, taxes, and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted, as applicable, for non-cash equity based compensation, development expense, pre-opening expense, affiliate management fees, loss on early retirement of debt, loss from equity affiliate and gain or loss on disposal of assets. We define Consolidated Adjusted EBITDA as the Adjusted EBITDA of the Company on a consolidated basis.  We define Consolidated Property Adjusted EBITDA as the sum of Adjusted EBITDA of each of our gaming properties at EVD, DJW, DJL and ABC. We believe that Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are useful measures in evaluating our operating performance because (i) our investors and other interested parties use these measures as a measure of financial performance and debt service capabilities, (ii) our management uses these measures for internal planning purposes, including evaluating aspects of our operating budget, our ability to meet future debt service, and our capital expenditure and working capital requirements, and (iii) our board of managers and management use these measures for determining certain management compensation targets and thresholds. We believe that Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are more useful for these purposes than EBITDA because their use facilitates measuring operating performance on a more consistent basis by removing the impact of certain items not directly resulting from the operation of our business in the ordinary course.

However, EBITDA, Adjusted EBITDA, Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are not measures of financial performance under GAAP. Accordingly, the use of these measures should not be construed as an alternative to operating income, as an indicator of the Company's operating performance, or as an alternative to cash flow from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. The Company has significant uses of cash, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Consolidated Adjusted EBITDA or Consolidated Property Adjusted EBITDA.

Because Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA exclude some items that affect net income, the use of these measures may vary among companies and may not be comparable to similarly titled measures of other companies.

A reconciliation of Consolidated Property Adjusted EBITDA and Consolidated Adjusted EBITDA to net income on a GAAP basis is provided at the end of this release.

FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to the Company’s outlook or expectations for earnings, revenues, expenses, depreciation and amortization, asset quality, cash flow measures, local economic conditions, or other future financial or business performance, strategies or expectations. The words “estimate,” “plan,” “project,” “forecast,” “expect,” “intend,” “anticipate,” “believe,” “seek,” “target,” “guidance,” “outlook” and similar expressions are intended to identify forward looking statements. These statements reflect management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, economic trends, customer behaviors, the availability of financing and overall liquidity.

Future performance cannot be ensured.  Actual results may differ materially from those in the forward looking statements. Some factors that could cause actual results to differ include but are not limited to: general economic conditions, competition, risks associated with new ventures, government regulation, including licensure requirements, legalization of gaming, availability of financing on commercially reasonable terms, changes in interest rates, future terrorist acts, weather, environmental impacts, and other risks referenced in our Annual Report on Form 10-K, including in Part I, Item 1A, “Risk Factors”, and from time to time in our other filings with the SEC.

Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update or revise any forward-looking statements in light of new information or future events. You should not place undue reliance on any forward-looking statements, which speak only as of the date of this release. The Company is not obligated to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this news release.

Peninsula Gaming, LLC
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands)

	Three Months Ended December 31, 2010	Three Months Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2009
REVENUES:
Casino	$68,595	$64,858	$293,619	$258,427
Racing	2,525	2,822	14,961	16,507
Video poker	1,325	1,152	4,694	5,322
Food and beverage	6,128	5,838	26,272	23,418
Other	3,148	2,557	12,483	10,580
Less promotional allowances	(8,780)	(7,616)	(36,671)	(27,974)
Total net revenues	72,941	69,611	315,358	286,280

EXPENSES:
Casino	28,664	27,367	120,633	107,106
Racing	2,983	3,066	14,417	15,360
Video poker	1,057	861	3,717	3,908
Food and beverage	3,956	3,813	16,980	16,471
Other	2,203	1,793	8,584	7,484
Selling, general and administrative	13,568	12,194	54,753	45,564
Depreciation and amortization	7,271	6,806	29,413	24,651
Pre-opening expense	-	6	33	6
Development expense	-	507	28	1,211
Affiliate management fees	1,263	1,224	5,756	5,318
Loss (gain) on disposal of assets	129	(213)	184	1,770
Total expenses	61,094	57,424	254,498	228,849

INCOME FROM OPERATIONS	11,847	12,187	60,860	57,431

OTHER INCOME (EXPENSE):
Interest income	577	505	2,249	2,010
Interest expense, net of amounts capitalized	(14,914)	(14,786)	(59,598)	(50,407)
Loss from equity affiliate	(29)	-	(29)	-
Loss on early retirement of debt	-	-	-	(22,475)
Total other expense	(14,366)	(14,281)	(57,378)	(70,872)

NET (LOSS) INCOME	$(2,519)	$(2,094)	$3,482	$(13,441)

Peninsula Gaming, LLC
Supplemental Data Schedule (Unaudited)
(In thousands)

The following is a reconciliation of Consolidated Property Adjusted EBITDA and Consolidated Adjusted EBITDA to Net Income:

	Three Months Ended December 31, (1)		Year Ended December 31, (1)
	2010	2009	2010	2009
Diamond Jo Dubuque	$4,723	$4,960	$22,690	$23,759
Diamond Jo Worth	7,725	7,717	35,542	33,567
Evangeline Downs	6,484	7,061	29,820	34,355
Amelia Belle	3,467	1,932	15,146	1,932
Consolidated Property Adjusted EBITDA (1)	22,399	21,670	103,198	93,613
General Corporate	(1,889)	(1,153)	(6,924)	(5,638)
Consolidated Adjusted EBITDA (1)	20,510	20,517	96,274	87,975
Non-cash equity based compensation	—	—	—	2,412
Depreciation and amortization	(7,271)	(6,806)	(29,413)	(24,651)
Pre-opening expense	—	(6)	(33)	(6)
Development expense	—	(507)	(28)	(1,211)
Affiliate management fees	(1,263)	(1,224)	(5,756)	(5,318)
Loss (gain) on disposal of assets	(129)	213	(184)	(1,770)
Interest expense, net	(14,337)	(14,281)	(57,349)	(48,397)
Loss from equity affiliate	(29)	—	(29)	—
Loss on early retirement of debt	—	—	—	(22,475)
Net (loss) income	$(2,519)	$(2,094)	$3,482	$(13,441)

(1)             See “Non-GAAP Financial Measures” for a definition of Adjusted EBITDA, Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA and more information relating to such non-GAAP financial measures.

Contact:

Peninsula Gaming, LLC
301 Bell Street
Dubuque, Iowa 52001
Natalie A. Schramm, 563-690-4977